Form of Director and Officer Letter

___, 2011
Arcade China Acquisition Corp.
62 LaSalle Road, Suite 304
West Hartford, Connecticut 06107

Morgan Joseph TriArtisan LLC
600 Fifth Avenue
19th Floor
New York, New York 10022

Re:           Initial Public IPO

Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Arcade China Acquisition Corp., a Delaware corporation (the “Company”) and Morgan Joseph TriArtisan LLC (“MJ”), as representative of the several underwriters (the “Underwriters”), relating to an underwritten initial public IPO (the “IPO”), of 4,000,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of the Common Stock (each, a “Warrant”).  The Units sold in the IPO shall be quoted and traded on the Over-the-Counter Bulletin Board pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”).  Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, the Company has entered into those certain letter agreements, each dated as of ___ __, 2011, with Kravis Capital Limited and Arcade China Investment Partners, LLC.

Therefore, in order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees with the Company as follows:

1.     The undersigned agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, he shall vote any shares acquired by it in the IPO or the secondary public market in favor of such proposed Business Combination.

2.     a.           In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, the undersigned agrees that until the earliest of the Company’s initial Business Combination, 21 months after the closing of the Offering or such time as the undersigned ceases to be a director or officer of the Company, he shall present to the Company for its consideration, prior to presentation to any other entity, any suitable opportunity to acquire an operating business with an enterprise value of $40 million or more, subject to any fiduciary or contractual obligations he has as of the date hereof.

b.           The undersigned hereby agrees and acknowledges that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the undersigned of his obligations under paragraph 2(a) herein, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.     The undersigned hereby agrees that:

        a.       in the event that the Company fails to consummate a Business Combination (as defined in the Underwriting Agreement) within the Combination Period, the undersigned shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, redeem 100% of the shares of the Common Stock sold in the IPO (the “IPO Shares”) for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (including any remaining interest), less taxes payable, which redemption will completely extinguish the rights of the holders of IPO Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after the redemption of the IPO Shares be distributed to the former holders of record of such IPO Shares as of the date of redemption, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate the balance of the Company’s net assets to the remaining stockholders, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law;

b.      it will take all reasonable action within its power, in the event the Company conducts the redemption of the IPO Shares pursuant to a tender offer, to cause the Company or its affiliates or any dealer-manager or its affiliates, or any advisors to the Company or any dealer-manager, (i) not to purchase or arrange to purchase shares outside the tender offer while such tender offer is open or (ii) enter into any agreement, understanding or arrangement with any other person in connection with their purchase or arrangement to purchase shares outside the tender offer, when such tender offer is open; and

c.      in the event the Company seeks to amend the Warrants (as defined the Warrant Agreement between the Company and Continental Stock Transfer and Trust Company, as Warrant Agent) in a manner that requires the written consent of the registered holders of 65% of the then outstanding Warrants under the Warrant Agreement, the undersigned will not vote any Warrants owned or controlled by the undersigned in favor of such amendment unless the registered holders of 65% of the IPO Warrants (as defined in the Warrant Agreement) vote in favor of such amendment.

4.     The undersigned hereby waives, with respect to any IPO Shares acquired by it, the right to seek appraisal rights with respect to such shares and any redemption rights it may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although the undersigned shall be entitled to redemption and liquidation rights with respect to any IPO Shares it holds if the Company fails to consummate a Business Combination within the Combination Period).

5.     Except as disclosed in the Prospectus, neither the undersigned nor any affiliate of the undersigned shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following:

[a.      repayment of a loan in the principal amount of $50,000 made to the Company by the undersigned pursuant to a promissory note dated March 1, 2011;]

b.      payment of an aggregate of $7,500 per month to Arcade China Investment Partners, LLC and Kravis Capital Limited for office space, secretarial and administrative services, pursuant to a Letter Agreement for Administrative Services dated ______, 2011;

c.      reimbursement for any out-of-pocket expenses related to finding, identifying, investigating and completing an initial Business Combination, so long as no proceeds of the IPO held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination; and

d.      repayment of loans, if any, and on such terms as to be determined by the Company from time to time, to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment.

6.     The undersigned has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and to serve as an officer and director of the Company.

7.     The undersigned agrees to be a member of the board of directors and an officer of the Company until the earlier of the completion by the Company of its initial Business Combination and the liquidation of the Company. The undersigned’s biographical information furnished to the Company and MJ is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. The undersigned’s questionnaire furnished to the Company and MJ is true and accurate in all respects. The undersigned represents and warrants that:

a.      he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

b.      he has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

c.      he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

8.     The undersigned acknowledges and agrees that the Company will not consummate any Business Combination that involves a company which is affiliated with the undersigned unless the Company obtains an opinion from an independent investment banking firm which is a member of FINRA that the Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view.

9.     The undersigned acknowledges that he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Initial Shares. The undersigned hereby further waives, with respect to any shares of the Common Stock beneficially held by him, the right to seek appraisal rights with respect to such shares and any redemption rights it may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although the undersigned shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than the Initial Shares) he holds if the Company fails to consummate a Business Combination within 21 months from the date of the closing of the Offering).

10.   As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses or assets, or control of such businesses or assets through contractual arrangements; (ii) “Public Stockholders” shall mean the holders of securities issued in the IPO; (iii) “Combination Period” shall mean the period ending 21 months from the consummation of the IPO; and (iv) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the IPO and the sale of the Private Placement Warrants shall be deposited.

11.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

12.   No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.  Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.  This Letter Agreement shall be binding on the undersigned and each of its successors, heirs, personal representatives and assigns.

13.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of New York for the Southern District of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

15.   In the event of the liquidation of the Trust Account, the undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering or has entered into an acquisition agreement (a “Target ”); provided, however, that such indemnification of the Company by the undersigned shall apply only (i) to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $10.10 per IPO Share (or approximately $10.05 per IPO Share if the Underwriters’ over-allotment option, as described in the Prospectus, is exercised in full, or such pro rata amount in between $10.10 and $10.05 per IPO Share that corresponds to the portion of the over-allotment option that is exercised), and (ii) only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account (substantially in the form attached to the Underwriting Agreement) whether or not such agreement is enforceable.  In the event that any such executed waiver is deemed to be unenforceable against such third party, the undersigned shall not be responsible for any liability as a result of any such third party claims.  Notwithstanding any of the foregoing, such indemnification of the Company by the undersigned shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  The undersigned shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the undersigned, the undersigned notifies the Company in writing that it shall undertake such defense.

16.  The undersigned agrees that he will not propose any amendment to the Company's amended and restated certificate of incorporation that would affect the substance or timing of the Company's obligation to redeem 100% of the IPO Shares if the Company does not complete a Business Combination with 21 months from the closing of the IPO, unless the Company provides its Public Stockholders with the opportunity to redeem their IPO Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding IPO Shares.

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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ARCADE CHINA ACQUISITION CORP.

By:
Name:
Title:
	Address:	62 LaSalle Road, Suite 304
West Hartford, CT
Fax: (860) 236-6325

OFFICER/DIRECTOR